Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record Revenues of $4.1 Million for the First Quarter of Fiscal 2013

•	Revenue of $4.1 Million, up 38%
•	U.S. Product Revenue up $1.2 Million or 142%
•	High U.S. Growth of New Dermatology Products
•	EBITDAS for First Quarter of Fiscal 2013 is Negative $22,000 vs. Negative $1.1 Million for Same Period Last Year

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (August 2, 2012) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the first quarter of fiscal year 2013, ended June 30, 2012. Total revenues were $4.1 million for the first quarter ended June 30, 2012, compared to $2.9 million in the prior year period. Product revenues increased $1.1 million, or 41%, with increases in the United States, Middle East and Singapore, partly offset by declines in Europe, India and China.

“This is perhaps one of the most vital and active quarters in the history of Oculus,” said Hoji Alimi, Oculus CEO and founder. “In addition to generating quarterly record revenues of over four million dollars—which brings us close to EBITDAS breakeven for the quarter—our dermatology partners have successfully introduced three new Microcyn-based products into the U.S. dermatology market for management of atopic dermatitis and other dermatoses. And looking forward, we also announced finalization of our acne drug agreement with AmDerma; concluded site selection and initiated patient recruitment for our FDA-reviewed clinical trial for management of scars and now have our team busy preparing for the development and regulatory approval of Microcyn-based surgical products. We believe future product developments can be funded via partner milestone payments thereby reducing the need for additional capital raises.”

Product revenue in the United States for the quarter ended June 30, 2012, increased $1.2 million, or 142%, as compared to the same period in the prior year due equally to 1) increased royalty fees received from Oculus’ partner Innovacyn, Inc. and higher unit growth in its sales, and 2) unit growth related to new product launches into the U.S. dermatology market by Oculus’ partners. Revenue growth attributed to Oculus’ dermatology partners reflected strong unit growth and heavy sampling as three new products were launched in the prior quarter.

Revenue in Mexico for the quarter ended June 30, 2012 decreased slightly from the same period in the prior year. However, when adjusted for the impact of foreign currency fluctuation, revenue in Mexico for the quarter ended June 30, 2012 increased 15% as compared to the same period in the prior year.

Revenue in Europe and Rest of World for the quarter ended June 30, 2012 decreased $85,000, or 17% as compared to the prior year period, primarily as the result of decreases in sales in Europe, India, and China, partially offset by increases in the Middle East and Singapore.

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Oculus reported gross profit related to its Microcyn®-based products of $2.8 million or 74% of product revenues, during the quarter ended June 30, 2012, compared to a gross profit of $1.9 million or 71%, for the same period in the prior year. The improved gross profit is primarily the result of higher gross profit margins for products sold in the United States. Margins in Mexico were 77% during the quarter ended June 30, 2012, compared to 81% for the same period in the prior year.

Total operating expenses decreased by $588,000, or 15%, to $3.4 million for the quarter ended June 30, 2012, compared to $4.0 million for the same period last year. Operating expenses minus non-cash expenses during the quarter ended June 30, 2012 were $3.0 million, down from $3.1 million in the same period last year. Research and development expense increased $96,000, or 22%, to $532,000 for the quarter ended June 30, 2012, compared to $436,000 for the same period in the prior year, mostly due to the initiation of a study for the treatment of scars. Selling, general and administrative expense decreased $684,000, or 19%, to $2.8 million during the quarter ended June 30, 2012, from $3.5 million for the same period last year. This decrease in the quarter ended June 30, 2012 was primarily due to lower stock compensation expenses of $428,000 and lower salary-related costs.

Loss from operations minus non-cash expenses (EBITDAS) for the quarter ending June 30, 2012 was $22,000, compared to $1.1 million for the same period last year.

During the quarter ended June 30, 2012, Oculus recorded a decrease in the fair value of its derivative liabilities of $1.2 million and as a result, it recorded this amount as a non-cash gain. The change in the fair value of our derivative liability for the quarter ended June 30, 2012, as compared to the same period last year, was primarily the result of decreases in the company’s stock price, and the issuance of warrants in connection with its $3 million funding completed in April 2012. Interest expense increased $126,000 during the quarter ended June 30, 2012, as compared to the same period last year.

Net income for the quarter ended June 30, 2012 was $445,000, an increase of $2.6 million from a net loss of $2.2 million for the same period in the prior year. Stock compensation charges were $400,000 and $812,000 for the quarters ended June 30, 2012 and 2011, respectively.

As of June 30, 2012, Oculus had unrestricted cash and cash equivalents of $4.4 million, compared with $3.4 million as of March 31, 2012. The company’s total debt position was $4.2 million as of June 30, 2012, compared with $4.6 million as of March 31, 2012.

Conference Call

Oculus management will hold a conference call today to discuss first quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7020 for domestic callers or 973-409-9604 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 96400246. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets innovative, safe and effective healthcare products. Oculus is pioneering innovative solutions in multiple markets including dermatology, oral care, surgical, wound care, animal healthcare and others, and has commercialized products in the United States, Europe, India, China and Mexico and select Middle East countries. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “preparing,” “funded,” and “reducing,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company’s products are subject to recalls and restrictions even after receiving United States or foreign regulatory clearance or approval, the Company’s third-party contractors may fail to perform their responsibilities to comply with FDA rules and regulations, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2012. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

Director of Marketing/Communications

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,399	$3,351
Accounts receivable, net	3,272	2,151
Inventories, net	818	953
Prepaid expenses and other current assets	380	505
Total current assets	8,869	6,960
Property and equipment, net	753	806
Other assets	71	72
Total assets	$9,693	$7,838
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$692	$816
Accrued expenses and other current liabilities	826	844
Deferred revenue	1,629	1,619
Current portion of long-term debt, net of debt discount of $641 and $624 at June 30, 2012 (unaudited) and March 31, 2012, respectively	1,481	1,415
Derivative liabilities	1,155	55
Total current liabilities	5,783	4,749
Deferred revenue	126	133
Long-term debt, net of debt discount of $602 and $769 at June 30, 2012 (unaudited) and March 31, 2012, respectively, less current portion	1,442	1,824
Put warrant liability	2,000	2,000
Total liabilities	9,351	8,706
Commitments and Contingencies
Stockholders’ Equity (Deficiency):
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2012 (unaudited) and March 31, 2012	–	–
Common stock, $0.0001 par value; 100,000,000 shares authorized, 32,553,662 and 29,007,903 shares issued and outstanding at June 30, 2012 (unaudited) and March 31, 2012, respectively	3	3
Additional paid-in capital	135,381	134,496
Accumulated other comprehensive loss	(3,173)	(3,053)
Accumulated deficit	(131,869)	(132,314)
Total stockholders’ equity (deficiency)	342	(868)
Total liabilities and stockholders’ equity (deficiency)	$9,693	$7,838

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2012	2011
Revenues
Product	$3,816	$2,710
Service	235	230
Total revenues	4,051	2,940
Cost of revenues
Product	988	790
Service	179	201
Total cost of revenues	1,167	991
Gross profit	2,884	1,949
Operating expenses
Research and development	532	436
Selling, general and administrative	2,847	3,531
Total operating expenses	3,379	3,967
Loss from operations	(495)	(2,018)
Interest expense	(288)	(162)
Interest income	1	1
Gain due to change in fair value of derivative instruments	1,247	96
Other expense, net	(20)	(92)
Net income (loss)	445	(2,175)
Preferred stock deemed dividend	(1,062)	–
Net loss available to common shareholders	$(617)	$(2,175)
Net loss per common share: basic and diluted	(0.02)	(0.08)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	31,601	26,711

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2012	2011
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(495)	$(2,018)
Non-cash adjustments:
Stock-based compensation	400	812
Depreciation and amortization	73	83
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(22)	$(1,123)
(2) Net income (loss) minus non-cash expenses:
GAAP net income (loss) as reported	$445	$(2,175)
Non-cash adjustments:
Stock-based compensation	400	812
Depreciation and amortization	73	83
Gain due to change in fair value of derivative instruments	(1,247)	(96)
Non-cash interest expense	150	58
Non-GAAP net loss minus non-cash expenses	$(179)	$(1,318)
(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$3,379	$3,967
Non-cash adjustments:
Stock-based compensation	(368)	(792)
Depreciation and amortization	(42)	(45)
Non-GAAP operating expenses minus non-cash expenses	$2,969	$3,130

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net income (loss) minus non-cash expenses is a non-GAAP financial measure. The Company defines net income (loss) minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative liabilities, and non-cash interest. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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